EXECUTIVE EMPLOYMENT AGREEMENT
       THIS AGREEMENT is made and entered into this 24th day of June, 2008, by and between Cycle Country Accessories Corporation, an Iowa Corporation, (hereinafter referred to as the "Corporation") and Jeff Tetzlaff, of Shorewood, Minnesota,
(hereinafter referred to as the "Executive").

       WHEREAS the Corporation has been actively pursuing a replacement for its previous President and as such has met with and interviewed the Executive, and is desirous of employing the Executive in an executive and managerial capacity for the Corporation; and

       WHEREAS the Executive is agreeable to becoming employed by the Corporation in an executive and managerial capacity for a period of 36 (thirty-six) months and is willing to accept and undertake such employment.

       NOW, THEREFORE, IN CONSIDERATION OF THE PROMISES AND MUTUAL COVENANTS HEREIN SET FORTH, THE CORPORATION AND THE EXECUTIVE AGREE AS
FOLLOWS:

       1.	EMPLOYMENT. The Corporation agrees to and does hereby
employ the Executive and the Executive agrees to and does hereby accept employment by the Corporation, in the capacity of President for a period of 36 (thirty-six) months commencing the 8th day of April, 2008 to the 7th day of April, 2011.

       2.	SCOPE OF SERVICES.  The Executive shall serve as President
of the Corporation. As such, the Executive shall be in full charge of the operations of the Corporation or the Corporation's business affairs, subject to the directions of the Chief Executive Officer and Chairman of the Board of Directors and also subject at all times to the control of the Board of Directors.

       3.	FULL-TIME SERVICES. The Executive agrees that during the
term of his employment he will (subject to the provisions of Section 6 hereof), devote substantially all of his time and energies, during business hours, to the supervision, management, and conduct of the business affairs of the Corporation. The Executive will faithfully and to the best of his ability, discharge his duties hereunder to the furtherance of the interests of the Corporation. The Executive will not accept other gainful employment, become or remain an officer or director in any other Corporation, except with the consent of the Board of Directors of the Corporation.

       4.	PLACE OF EMPLOYMENT.  The Executive will perform his
services hereunder at the principal office of the Corporation, which is presently located at 1701 - 38th Ave. W., Spencer, Iowa, or at such other locations as directed by the Corporation.

       5.	COMPENSATION.  For all services to be rendered hereunder by
the Executive, the Corporation will pay the Executive (1) basic current compensation; (2) signing bonus; (3) stock option; and (4) fringe benefits, as hereinafter set forth.

       A.	Basic Current Compensation  The Executive shall
(except as otherwise provided in Section 6 hereof) receive, during the term of his employment, basic current compensation at the rate of $150,000.00 per annum. Said amount shall be payable in equal weekly installments. In the event the Executive's employment is terminated by death, as provided in Section 7 hereof, the Corporation will continue to pay the Executive or his designee, or the executor of his estate, the basic current compensation for a period of three (3) months from the end of the month in which such death occurs. Said amounts shall be payable weekly.

       B.	Signing Bonus.

       1)	Cash.  The Executive shall receive a signing
bonus equivalent to $25,000.00 cash to be paid in full upon arrival at place of employment and commencement of the term of this Agreement.

       2)	Stock.  The Executive shall receive 50,000 shares
of stock in the Corporation, vesting over a three (3) year period. At the end of the first full year of employment, the Executive shall become vested in and receive 16,666 shares of the stock. At the end of the Executive's second full year of employment, he shall become vested in and receive another 16,666 shares of the stock. At the completion of the Executive's third full year of employment, he shall become vested in and receive the final
16,668 shares of the stock.

       3)	Stock Option.  The Executive is further offered
stock options to acquire an additional 500,000 shares of stock in the Corporation at the closing price on the date he commenced employment, which is agreed to have been $1.68 (One Dollar and 68/100) per share, which option shall run for a period of three (3) years. This option may be exercised by the Executive paying to the Corporation the exercise price multiplied by the number of shares he wishes to exercise at that time. At any time during the first three (3) years of employment, this option may be exercised in full or in part at any time during this term. Any portion of this option which has not been exercised on the third anniversary of the commencement date of this contract will lapse and no longer be an obligation of the Corporation. Stock shall be restricted and contain the appropriate legend noting its restriction.

       C.	Fringe Benefits.

       1)	Health/Life/401K. The Executive shall receive
health insurance coverage for himself and all family members, life insurance, and 401K benefits identical to those supplied to other employees of the Corporation as provided for in the Employee's Manual.

       2)	Sick Pay and Holidays.  The Executive shall
receive sick pay and holidays as are in effect for all other Executives of the Corporation.

       3)	Vacation.  The Executive shall receive four (4)
weeks of paid vacation.

       4)	Motor Vehicle Allowance.  The Corporation shall
pay to the Executive a motor vehicle allowance of $450.00 per month.

       6.	DISABILITY.  In the event that the Executive should become
disabled or incapacitated by illness or otherwise, for a continuous period of not less than six (6) months, during which time he shall be unable to perform the duties required of him under this Agreement, the Board of Directors of the Corporation, acting in good faith, may terminate the employment of the Executive hereunder. Said termination shall be delivered to Executive and shall specify the effective termination of employment date, which date shall be thirty (30) days or more from the date of such notice. No such right of termination may be exercised, in the absence of written consent of the Executive until after the initial six (6) months disability, unless a qualified independent physician shall have certified that the Executive is (1) permanently disabled or (2) incapable of resuming substantially full-time performance of his duties, under the Agreement, for a period of at least six (6) months after the end of his initial disability. Said independent physician shall be selected by the Corporation and approved by the Executive. If the Executive is unable to give such approval, such physician shall be approved by an adult member of his family. In the event of termination of the Executive's employment pursuant to this Section, the Executive shall be entitled to receive the basic current compensation for a period of six (6) months from the effective termination of his employment date, which date is specified in the notice of termination contemplated by this paragraph of this Agreement. Any stock options the Executive has not exercised on his effective termination date will lapse and no longer be an obligation of the Corporation.

       7.	DEATH.  In the event of the death of the Executive, all
compensation shall terminate at the expiration of the month of his death, except as provided in Section 5A. In addition the Executive's estate will be entitled to receive any of the signing bonus stock which has vested but not issued to the Executive. The stock options issued to the Executive, which have not been exercised at the time of his death shall lapse and no longer be an obligation of the Corporation.

       8.	TERMINATION OF EMPLOYMENT AGREEMENT.  In the event that the
Executive shall wish to voluntarily terminate this Agreement, he shall give 180 days written notice to the Corporation of his intent to terminate this Agreement. As of the date the employment ceases, all compensation which the Executive is receiving pursuant to this Agreement shall cease and any stock bonus not vested or stock option not exercised on that date shall lapse and no longer be an obligation of the Corporation.

       9.	DISCHARGE WITHOUT CAUSE.  In the event of the sale of the
Corporation, the Board of Directors shall have the option to discharge the Executive without cause. If the Corporation does terminate the Executive without cause, the Executive will be entitled to continue to receive all benefits of this Agreement and terms of this Agreement as follows:

       1)	Basic current compensation will continue throughout the
term of this Agreement.

       2)	Signing bonus stock, which has not vested or been delivered
to the Executive, will be priced at the closing price on the date of termination without cause and that price multiplied by the remaining signing bonus shares shall be paid to the Executive in lieu of shares within 90 days of termination.

       3)	Any stock options, which have not been exercised, will be
valued by multiplying the number of unexercised shares by the closing price of the stock on the date of the termination without cause, and the difference in that price in excess of the exercise price shall be calculated and paid to the Executive within 90 days of termination.

       10.	DISCHARGE FOR CAUSE.  The Board of Directions of the
Corporation may discharge the Executive before the expiration of a contractual term of employment for such gross negligence or gross misconduct either by omission or commission by the Executive that would constitute as a matter of law a breach of the Executive's obligations hereunder. If the Executive is terminated for cause, all compensation under Section 5A, B, C of this Agreement shall end on the date of termination.

       11.	INVENTIONS.  The Executive agrees that so long as he is
employed hereunder, any and all inventions, whether patentable or not, developed by him during the period of employment and pertaining to the general lines of the products of the Corporation, or any of the other involved corporations, shall be the sole property of said Corporation. The Executive shall not be entitled to any additional compensation on account of such inventions.

       12.	COVENANT NOT TO COMPETE.  Executive agrees that he will not
compete with the Corporation, directly or indirectly, as an officer, principal, stockholder, agent, employee or otherwise, either alone or in association with other persons, firms or corporations, in any place within or without the United States of America, regarding the production, manufacture, sale or distribution of any products similar to those produced, manufactured, sold or distributed by the Corporation, except with the prior written consent of the Corporation.
This Agreement shall cover any period of time during which he is receiving or is entitled to receive compensation hereunder, and also a period of two (2) years thereafter. The Executive further agrees, that during such periods, he will not disclose to any other person or business entity any trade secrets or other confidential information as to the Corporation.

       13.	SUCCESSORS AND ASSIGNS. This Agreement shall be binding
upon and inure to the benefit of the personal representatives and successors in interest of the Executive, the personal representatives and successors in interest of the Corporation.

       This Executive Employment Agreement is entered into the date heretofore mentioned by and between the parties.

CYCLE COUNTRY ACCESSORIES CORPORATION

The "Corporation"


By: /s/ F. L. Miller
   -----------------

Title: Chairman



The "Executive"


/s/ Jeffrey M. Tetzlaff
-----------------------
Jeffrey M. Tetzlaff